EXHIBIT 99.(a)(vii)

LORD ABBETT INVESTMENT TRUST

Amendment to Declaration
and Agreement of Trust
dated August 16, 1993

The undersigned Board of the Trustees of Lord Abbett Investment Trust (“the Trust”) do hereby establish a new series of the Trust to be designated the Lord Abbett U.S. Government Securities Series.

/s/Ronald P. Lynch	/s/John C. Jansing
Ronald P. Lynch	John C. Jansing

/s/Robert S. Dow	/s/C. Alan MacDonald
Robert S. Dow	C. Alan MacDonald

/s/ E. Thayer Bigelow	/s/Hansel B. Millican, Jr
E. Thayer Bigelow	Hansel B. Millican, Jr.

/s/Stewart S. Dixon	/s/Thomas J. Neff
Stewart S. Dixon	Thomas J. Neff

Dated: December 14, 1995